Exhibit 5

                               Quarles & Brady LLP
                            411 East Wisconsin Avenue
                            Milwaukee, WI 53202-4497
                              Phone: (414) 277-5000
                               Fax: (414) 271-3552
                                 www.quarles.com

                                  June 30, 2006

Bucyrus International, Inc.
P.O. Box 500
1100 Milwaukee Avenue
South Milwaukee, Wisconsin 53172

      Re:   Bucyrus  International,   Inc.  2004  Equity  Incentive  Plan  (2006
            Amendment and Restatement)

Ladies and Gentlemen:

      We are providing this opinion in connection with the Registration Statement of Bucyrus International, Inc. (the "Company") on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed issuance by the Company of up to an additional 1,500,000 shares of Class A Common Stock, par value $.01 per share, of the Company (the "Shares") pursuant to the Company's 2004 Equity Incentive Plan (2006 Amendment and Restatement) (the "Plan").

      We have examined: (i) the Registration Statement; (ii) the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date; (iii) the Plan; (iv) the corporate proceedings relating to the adoption and approval of the Plan and the authorization for the issuance of the Shares in accordance with the Plan; and (v) such other documents and records and such matters of law as we have deemed necessary in order to render this opinion. In giving such opinion, with respect to factual matters, we have relied upon certificates or representations made by duly authorized representatives of the Company and certificates of public officials.

      On the basis of the foregoing, we advise you that, in our opinion:

      1. The Company is a corporation incorporated and validly existing under the laws of the State of Delaware.

      2. The Shares to be sold from time to time pursuant to the Plan which are original issuance or treasury shares, when issued as and for the consideration contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts incurred prior to June 14, 2006 (for debts incurred on or


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            after such date, Section  180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

                                                Very truly yours,

                                                /s/ Quarles & Brady LLP

                                                QUARLES & BRADY LLP